Exhibit 99.1

FORMAL NOTICE OF BLACKOUT PERIOD

UNDER THE

AKUMIN 401(K) PLAN

(As Required Under Section 306(a) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Akumin Inc.

From:	Akumin Inc.

Date:	June 1, 2022

Subject:	Notice of Termination of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. On April 25, 2022, Akumin Inc. (the “Company”) sent a notice (the “Original Notice”) to its directors and executive officers informing them that, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, during the blackout period each of them is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of the Company (or derivatives thereof) acquired in connection with his or her service or employment as a director or executive officer. Given current trading volume and market conditions, the Plan administrator determined that now is not the appropriate time to liquidate the Stock Fund and, therefore, the Company decided to terminate the blackout period. The purpose of this Notice is to inform you that the blackout period described in the Original Notice is terminated effective June 1, 2022. Now that the blackout period has ended, the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 have also ended.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact, Matt Cameron, Chief Legal Officer, at matt.cameron@akumin.com.